                                                                    EXHIBIT 12.1



                       COMPUTATION OF RATIOS OF EARNINGS

                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            EXHIBIT 12.1

                         CAPSTEAD MORTGAGE CORPORATION

                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                                 YEAR ENDED DECEMBER 31
                                   ----------------------------------------------------
                                     1993       1992       1991       1990       1989
                                   --------   --------   --------   --------   --------
Fixed charges                      $491,076   $415,433   $189,840   $144,478   $109,801
Preferred stock dividends            38,592      4,707      7,499      8,746      1,312
                                   --------   --------   --------   --------   --------
Combined fixed charges and
  preferred stock dividends         529,668    420,140    197,339    153,224    111,113
Net income                           94,256     53,191     33,717     29,082     16,375
                                   --------   --------   --------   --------   --------
        Total                      $623,924   $473,331   $231,056   $182,306   $127,488
                                   ========   ========   ========   ========   ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.18:1     1.13:1     1.17:1     1.19:1     1.15:1
                                   ========   ========   ========   ========   ========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                                 YEAR ENDED DECEMBER 31
                                   ----------------------------------------------------
                                     1993       1992       1991       1990       1989
                                   --------   --------   --------   --------   --------

Fixed charges                     $ 80,923    $ 62,077    $31,474    $ 8,519    $13,645
Preferred stock dividends           38,592       4,707      7,499      8,746      1,312
                                  --------    --------    -------    -------    -------
Combined fixed charges and
  preferred stock dividends        119,515      66,784     38,973     17,265     14,957
Net income                          94,256      53,191     33,717     29,082     16,375
                                  --------    --------    -------    -------    -------
        Total                     $213,771    $119,975    $72,690    $46,347    $31,332
                                  ========    ========    =======    =======    =======
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                   1.79:1      1.80:1     1.87:1     2.68:1     2.09:1
                                  ========    ========    =======    =======    =======